Exhibit 10.10

EXECUTIVE SEVERANCE PAY PLAN
OF
THE AARON’S COMPANY, INC.
Originally Effective February 1, 2014,
as Amended and Restated through November 8, 2022
SECTION I
Establishment and Purpose of Plan
1.1    The Executive Severance Pay Plan of The Aaron’s Company, Inc. (the “Plan”) was originally established by Aaron’s, Inc., effective February 1, 2014, and was amended and restated, effective as of November 30, 2020, in connection with the spin-off of The Aaron’s Company, Inc. (the “Company”) from its former parent, Aaron’s Holdings Company, Inc. The Plan was further amended effective January 27, 2021 and amended and restated effective May 4, 2022. The Company hereby further amends and restates the Plan effective as of November 8, 2022 (the “Effective Date”). The Plan shall continue in effect until terminated by the Company, subject to the provisions of Section X below.
1.2    The purposes of the Plan include (i) providing certain executives of the Company and/or any affiliate or subsidiary with severance pay benefits in the event of the termination of their employment, (ii) better enabling the Company and its affiliates and subsidiaries to attract and retain highly qualified executives, (iii) providing executives protection in the event of a change in control of the Company so that the executives are focused on pursuing transaction opportunities that are beneficial to shareholders, and (iv) retaining critical talent in the event of a potential change in control transaction.
SECTION II
Definitions
The following words and phrases shall have the meanings set forth below where used in the Plan, unless the context clearly indicates otherwise.
2.1    “Administrator” means the Company in its capacity as Plan “administrator” and “named fiduciary” within the meaning of ERISA. The Committee shall act as the Administrator unless and until it delegates such authority and responsibility to one or more officers or a committee.
2.2    “Annual Salary” means, with respect to a Participant, the Participant’s annual base salary, exclusive of any bonus pay, commissions, overtime pay or other additional compensation, in effect at the time of his or her Separation from Service.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Cause” means, unless provided otherwise in an individual agreement between the Executive and his or her Employer, with respect to an Executive:
(a)the commission by the Executive of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction);
(b)the willful engaging by the Executive in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Company or an affiliate or subsidiary of the Company, monetarily or otherwise;

(c)the willful and continued failure or habitual neglect by the Executive to perform his or her duties with the Company or an affiliate or subsidiary of the Company substantially in accordance with the operating and personnel policies and procedures of the Company, affiliate or subsidiary generally applicable to all of their employees.
For purposes of this Plan, no act or failure to act by the Executive shall be deemed to be “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company and/or an affiliate or subsidiary of the Company. “Cause” under either (a), (b) or (c) shall be determined by the Committee in its sole discretion.
2.5    A “Change in Control” means:
(a)The acquisition (other than from the Company) by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (but without regard to any time period specified in Rule 13d-3(d)(1)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b)A majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c)Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Provided, however, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.
2.6    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.7    “COBRA Charge” means the dollar amount of the applicable Employer’s monthly premium in effect for continued coverage under the applicable Employer’s group health insurance plan in which the Participant participates on the Executive’s Termination Date, pursuant to the requirements of COBRA, less the administrative charge imposed by such Employer for such coverage, less the portion of the premium paid by an active employee for the type of coverage in effect for the Participant under such health plan on the Participant’s Termination Date.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
2.9    “Committee” means the Compensation Committee of the Board.
2.10    “Company” means The Aaron’s Company, Inc., its successors and assigns, or, following a Change in Control, the surviving entity resulting from such event.
2.11    “Disability” means that the Executive, due to physical or mental injury or illness, is unable to perform the essential functions of the Executive’s position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the Americans with Disabilities Act. Eligibility for disability benefits under any policy for long-term disability benefits provided to the Executive by the Company or the Executive’s Employer, or a determination of total disability by the Social Security Administration, shall conclusively establish the Executive’s Disability.
2.12    “Employer” means the Company, or any affiliate or subsidiary of the Company that has adopted the Plan as a participating employer with the consent of the Company, as reflected on Exhibit B from time to time.
2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14    “Executive” means each executive of the Company and any other Employer who has a salary grade of 18, 19, 20 or 21 (or such other classification determined by the Committee from time to time) unless excluded from participation by the Committee, and any other key employee of an Employer who is specifically designated on Exhibit A attached hereto as eligible to participate in the Plan by the Committee from time to time.
2.15    “Good Reason” shall mean, without an Executive’s express written consent, the occurrence of any of the following circumstances within the two (2)-year period following the date of a Change in Control of the Company:
(a)A material diminution in the Executive’s annual base salary other than as a result of an across-the-board base salary reduction similarly affecting other Executives;
(b)A material diminution in the Executive’s authority, duties, or responsibilities;
(c)A material change in the geographic location at which the Executive must perform services for his or her Employer (for this purpose, the relocation of the Executive’s principal office location to a location more than fifty (50) miles from its current location will be deemed to be material); or
(d)A material breach of this Plan by the Company;
provided that any of the events described above shall constitute Good Reason only if (i) Executive provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) Executive cooperates in good faith with the Company’s or the applicable Employer’s efforts to cure such event or circumstance for a period not less than thirty (30) days following Executive’s notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company or the applicable Employer fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) Executive terminates employment with the Company and all affiliates and subsidiaries of the Company within sixty (60) days after the end of the Cure Period.
2.16    “Involuntary Termination” means the termination of an Executive’s employment by his or her Employer other than due to Cause, death or Disability; provided that for purposes of determining eligibility for Severance Pay Benefits under Section 5.1 of the Plan, in no event shall Executive be deemed to have been subject to an Involuntary Termination if he or she is offered employment in a different role or position with the Company, or any affiliate or subsidiary of the Company, which the Committee in its sole discretion determines is a comparable position (taking into account total compensation, benefits and location), and the Executive refuses to accept such new role or position.
2.17    “Participant” means each Executive who is currently entitled to severance pay benefits under the Plan in the event of his or her Separation from Service.
2.18    “Plan” means this Executive Severance Pay Plan of The Aaron’s Company, Inc. and its successors as set forth in this document, as it may be amended from time to time.
2.19    “Section 409A” means Section 409A of the Code.
2.20    “Separation from Service” means an Executive’s Involuntary Termination or, within two (2) years following the date of a Change in Control, the Executive’s resignation of his or her employment with the Company and all affiliates and subsidiaries of the Company for Good Reason.
2.21    “Severance Pay Benefits” means the aggregate benefits payable to a Participant upon his or her Separation from Service, as determined pursuant to the provisions of Section V or VI below.
2.22    “Target Bonus” means (a) with respect to a Participant who has an annual target bonus (expressed as a percentage of Annual Salary or as a dollar amount or otherwise), the Participant’s target annual bonus under his or her Employer’s annual bonus program in which the Participant is covered at the time of his or her Separation from Service, and (b) with respect to all other Participants, the average of the Participant’s actual annual bonus payouts for each of the two (2) years prior to the year of the Participant’s Separation from Service.
2.23    “Termination Date” means the date of the Participant’s Separation from Service.
2.24    “Waiver and Release Agreement” means an agreement prepared by the Company, with terms satisfactory to the Company in its sole discretion, which will include, among other provisions, a legally-binding general waiver of claims against the Company and its affiliates and subsidiaries, a deadline for the Executive’s delivery of the Waiver and Release Agreement to the Company, a deadline for the Executive’s revocation of the Waiver and Release Agreement (if applicable), and affirmative and negative covenants (which may include, but which are not limited to, covenants regarding confidentiality, non-solicitation, non-disparagement and non- competition). Different forms of the Waiver and Release Agreement may be used from one business unit to another, from one state to another, and from one Executive to another, as determined by the Company in its sole discretion.

SECTION III
Participation; Contributions; General Provisions
3.1    An Executive who is not party to an individual employment or severance agreement with his or her Employer that provides for severance benefits will become a Participant in the Plan upon his or her Separation from Service. An Executive who is party to an individual employment or severance agreement with his or her Employer that provides for severance benefits will not participate in the Plan; the severance benefits, if any, to which such an Executive is entitled from his or her Employer will be determined solely in accordance with the terms of such individual employment or severance agreement.
3.2    If an Executive is rehired by the Company or an affiliate or subsidiary of the Company while receiving benefits under this Plan, any remaining, unpaid Severance Pay Benefits shall be forfeited upon rehire, and no additional benefits shall be paid.
3.3    The Company and any other Employer will pay the entire cost of all benefits provided under the Plan, solely from its general assets. The Plan is “unfunded,” and no Executive is required to make any contribution to the Plan.
3.4    This Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.
SECTION IV
Waiver and Release Agreement
A Participant’s entitlement to Severance Pay Benefits is conditioned upon the Participant’s execution and submission to the Administrator of, and failure to revoke, a Waiver and Release Agreement. The Administrator will present the Waiver and Release Agreement to a Participant at the time of the Participant’s Separation from Service. Failure to submit the signed Waiver and Release Agreement to the Administrator by the deadline, or revocation of a signed Waiver and Release Agreement, will render the Participant ineligible for Severance Pay Benefits. In addition, if a Participant breaches the terms of a Waiver and Release Agreement, the Participant shall not be eligible for any further Severance Pay Benefits and may be required to repay any Severance Pay Benefits already paid to the Participant.
SECTION V
Severance Pay Benefits
A Participant shall be entitled to Severance Pay Benefits in accordance with the terms of either Section 5.1 or 5.2 below. A Participant’s Severance Pay Benefits may be reduced or subject to forfeiture or recoupment upon the breach of any agreement with the Company or Employer, as determined by the Administrator.
5.1    Termination other than in Connection with a Change in Control. A Participant shall be entitled to the following benefits in the event of his or her Separation from Service if Section 5.2 does not apply to the Participant and if the Participant timely signs, submits to the Company and, if applicable, does not revoke a Waiver and Release Agreement as described in Section 4 above:
(a)Salary Benefits. The Participant’s Employer shall pay the Participant a lump sum payment equal to his Annual Salary in effect immediately prior to his Termination Date, subject to Section 5.3(a).

(b)COBRA Premiums. If the Participant participates in a group health insurance plan of the Company or his or her Employer immediately prior to the Participant’s Separation From Service, the Participant’s Employer will pay the Participant a lump sum payment equal to the monthly COBRA Charge, multiplied by twelve (12), grossed up for the estimated taxes payable on such payment (as determined by the Company).
(c)Annual Bonus. In addition to the amounts set forth in Sections 5.1(a) and (b) above, the Participant’s Employer will pay the Participant a lump sum amount equal to the Participant’s Target Bonus under the Employer’s annual bonus plan for the fiscal year of the Participant’s Separation from Service. Notwithstanding the above, this Section 5.1(c) is not intended to provide the Participant with duplicative benefits and shall not apply to the extent that pursuant to the terms of the annual bonus plan, the Participant has received or is already entitled to receive a payment under or with respect to such annual bonus plan for the fiscal year of the Participant’s Separation from Service.
5.2    Termination in Connection with a Change in Control. A Participant shall be entitled to the following benefits in the event of his or her Separation from Service within the two (2)-year period following the effective date of a Change in Control if the Participant timely signs, submits to the Company and, if applicable, does not revoke a Waiver and Release Agreement as described in Section 4 above:
(a)Salary Benefits. A Participant who is employed by the Company or any other Employer shall be entitled to receive the amount of severance pay based on the Participant’s salary grade as indicated in the chart below. Any other Participant who is specifically designated by the Committee as eligible to participate in the Plan from time to time shall be entitled to receive the amount of severance pay indicated on Exhibit A.

Salary Grade	Amount of Severance Pay
21	24 months of Annual Salary + 24 months of Target Bonus
18,19 or 20	18 months of Annual Salary + 18 months of Target Bonus

(b)COBRA Premiums. If the Participant participates in a group health insurance plan of the Company or his or her Employer immediately prior to the Participant’s Separation From Service, the Participant’s Employer will pay the Participant a lump sum amount equal to the monthly COBRA Charge, multiplied by the number of months used to calculate the amount of severance pay as provided in the table in Section 5.2(a) above, grossed up for the estimated taxes payable on such payment (as determined by the Company).
(c)Annual Bonus. In addition to the amounts set forth in Sections 5.2(a) and (b) above, the Participant’s Employer will pay the Participant a lump sum amount equal to the Participant’s Target Bonus under the Employer’s annual bonus plan for the fiscal year of the Participant’s Separation from Service, prorated based on the number of days completed in the year as of the Termination Date. Notwithstanding the above, this Section 5.2(c) is not intended to provide the Participant with duplicative benefits and shall not apply to the extent that in connection with the Change in Control or pursuant to the terms of the annual bonus plan, the Participant has received or is already entitled to receive a payment under or with respect to such annual bonus plan for the fiscal year of the Participant’s Separation from Service.

5.3    Payment of Severance Pay Benefits
(a)The salary benefits payable to a Participant under Section 5.1(a) or Section 5.2(a) above shall be paid to the a lump sum in cash on the sixtieth (60th) day following the date of the Participant’s Termination Date. Notwithstanding the foregoing, to the extent that the salary benefits payable to a Participant under Section 5.1(a) or Section 5.2(a) above are not exempt as a short-term deferral (within the meaning of Section 409A of the Code) or qualify for the two-times compensation exemption of Treasury Reg. § 1.409A-1(b)(9)(iii), then such salary benefits shall be paid in accordance with the applicable Employer’s standard payroll schedule for the payment of base salary to executives, in substantially equal installments over the specified number of months (e.g., 12 months under Section 5.1(a)). Payment of such installments will begin on the sixtieth (60th) day following the Participant’s Termination Date.
(b)The lump sum payment for COBRA Premiums payable under Section 5.1(b) or Section 5.2(b) and the lump sum payment of bonuses payable under Section 5.1(c) or 5.2(c) will be paid to the Participant in a lump sum in cash on the sixtieth (60th) day following the date of the Participant’s Termination Date.
(c)The amount of the Severance Pay Benefits payable to a Participant that are exempt from Section 409A may be reduced, in the sole discretion of the Administrator, by any debt of the Participant to his or her Employer arising out of the employment relationship between the Participant and such Employer.
(d)A Participant’s Employer shall deduct from the Severance Pay Benefits to be paid to such Participant or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
5.4    Restrictive Covenants. In consideration of the Severance Pay Benefits payable to a Participant under Section 5.1 or Section 5.2 above, the Participant shall be required to agree to certain covenants including, without limitation, covenants regarding maintaining his or her Employer’s confidential information, refraining from soliciting the Employer’s employees, suppliers, and customers, refraining from competing with the Employer, and refraining from making disparaging remarks, all of which shall be set forth in the Waiver and Release Agreement. If a Participant violates any of the provisions in the Waiver and Release Agreement, such Participant shall immediately forfeit his right to receive any Severance Pay Benefits, his or her Employer shall have no further obligation to make any payment of Severance Pay Benefits to such Participant, and such Participant shall be obligated to repay any Severance Pay Benefits already paid pursuant to the Plan.
5.5    Section 280G Limitation. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder (or otherwise) would be a “Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder (or otherwise) shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall not be made if the total of the unreduced aggregate payments and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes), exceeds by at least ten percent (10%) the total after-tax amount of such aggregate payments and benefits after application of the foregoing reduction. The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Executive fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Sections 5.1 or 5.2 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (c) above. Within any category of payments and benefits (that is, (a), (b) or (c)), a reduction shall occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Internal Revenue Code Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.
SECTION VI
Special Severance Arrangements
The Administrator may in its sole discretion make exceptions to the severance pay guidelines set forth in this document at any time in its sole discretion. As a result, it is possible that an Executive will not receive severance benefits in a circumstance otherwise covered by this document; it is possible that the severance benefits of a Participant may be different than the terms set forth in this document; and it is possible that an employee of the Company or its affiliates or subsidiaries who is not otherwise eligible for severance benefits may be designated as a Participant and awarded severance benefits under this Plan.
SECTION VII
Death Benefits
Upon the death of any Participant after his Termination Date and prior to his or her having received all of his or her Severance Pay Benefits, any unpaid amount of the Severance Pay Benefits shall be paid in a single lump sum to the Participant’s spouse, or if the Participant has no surviving spouse at the time such payment is to be made, to the Participant’s estate, within ninety (90) days after the date of the Participant’s death.
SECTION VIII
Rights and Duties of Participants
8.1    No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Employers by reason of any amounts or benefits payable under the Plan. Any Executive, former Executive, Participant, former Participant, or other individual, person, entity, representative, or group of one or more of the foregoing (collectively, a “Claimant”) under this Plan shall have the status of a general unsecured creditor of the applicable Employer.

8.2    Every person receiving or claiming payments under the Plan shall be conclusively presumed to be mentally competent until the date on which the Administrator receives a written notice in a form and manner acceptable to the Administrator that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. In the event a guardian or conservator of the estate or any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under this Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator. Any such payments so made shall be a complete discharge of any liability or obligation of the applicable Employer or Administrator regarding such payments.
8.3    Each person entitled to receive a payment under this Plan, whether a Participant, a duly designated beneficiary, a guardian or otherwise, shall provide the Administrator with such information as it may from time to time deem necessary or in its best interest in administering the Plan. Any such person shall also furnish the Administrator with such documents, evidence, data or other information as the Administrator may from time to time deem necessary or advisable.
SECTION IX
Administrator
9.1    The Plan shall be administered by the Administrator. The Administrator may designate a committee or individual to carry out one or more of the Administrator’s responsibilities as Administrator. Any reference in this document to the “Administrator” shall be deemed to include any such committee or individual. An Executive who is such an individual or a member of such committee shall not participate in any decision involving an election made by him or relating in any way to his individual rights, duties and obligations as a Participant under the Plan.
9.2    The Administrator shall have absolute and exclusive discretionary authority to decide all questions of eligibility for benefits and to determine the amount of such benefits, to establish rules, forms and procedures for the administration of the Plan, to construe and interpret any and all provisions of the Plan, including but not limited to the discretion to resolve ambiguities, inconsistencies, or omissions conclusively and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Plan. As a result, benefits under the Plan will be paid only if the Administrator determines in its discretion that the Participant (or other Claimant) is entitled to them. All determinations of the Administrator in matters within its jurisdiction, irrespective of their character or nature, including, but not limited to, all questions of equity, construction and interpretation, including resolution of any ambiguity in the Plan, shall be final, binding and conclusive on all parties. In construing or applying the provisions of the Plan, the Administrator shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was arbitrary and capricious or an abuse of discretion.
9.3    The Administrator shall be responsible for maintaining books and records for the Plan.
SECTION X
Amendment or Termination
The Company hereby reserves the right to (and may, at any time, through action of the Board, the Committee or either entity’s delegate) amend, modify, terminate or discontinue the Plan at any time, provided, however, that no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any Severance Pay Benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant and no such amendment that would have a material adverse effect on an Executive shall be effective until the one (1)-year anniversary of the date such amendment is adopted, unless the Executive provides written consent to such amendment. In addition, for the two (2)-year period following the date of a Change in Control, the Company may not amend, modify, terminate or discontinue the Plan in any manner that is materially adverse to an Executive, unless the Executive provides written consent to such amendment.
SECTION XI
Not a Contract of Employment
This Plan shall not be deemed to constitute a contract of employment between an Executive and his or her Employer, nor shall any provision hereof restrict the right of the Employer to discharge an Executive or to restrict the right of an Executive to terminate his or her employment.
SECTION XII
Claims Procedure
12.1    A Claimant may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the Claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.
12.2    The Administrator will notify a Claimant of its decision regarding his claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the Claimant is notified in writing of the reasons for an extension of time prior to the end of the initial ninety (90) day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the Claimant and the Administrator.
12.3    If a claim is denied, the Administrator will notify the Claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the Claimant and will contain the following information: the specific reason(s) for the denial; a specific reference to the Plan provision(s) on which the denial is based; a description of additional information necessary for the Claimant to perfect his claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the Claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.
12.4    The Claimant shall have sixty (60) days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension and the Claimant is notified in writing of the reasons for an extension of time prior to the end of the initial sixty (60) day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review unless otherwise agreed in writing by the Claimant and the Administrator.
12.5    Every Claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the Claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the Claimant, regardless of whether it was reviewed as part of the initial determination; and the Claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.
12.6    The Administrator will notify the Claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the Claimant, and will include: the specific reason(s) for the denial and adverse determination; a reference to the specific Plan provisions on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the Claimant’s claim for benefits; and a statement regarding the Claimant’s right to bring a civil action under ERISA.
12.7    If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the Claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to bring a civil action under Section 502(a) of ERISA. This Article XII shall be interpreted such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA, and the applicable provisions set forth in Department of Labor Regulation Section 2560.503-1.
12.8    Before filing any claim or action, the Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Article XII, including such rights as the Administrator may choose to provide in connection with novel claims or issues or in particular situations. For purposes of the prior sentence, any Claimant that has any claim, issue or matter that implicates in whole or in part –
(a)The interpretation of the Plan,
(b)The interpretation of any term or condition of the Plan,
(c)The interpretation of the Plan (or any of its terms or conditions) in light of applicable law,
(d)Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect, or
(e)Any claim, issue or matter deemed similar to any of the foregoing by the Administrator,
(or two or more of these) shall not be considered to have satisfied the exhaustion requirement of this Section 12.8 unless the Claimant first submits the claim, issue or matter to the Administrator to be processed pursuant to the claims procedures of Section 12.1 or to be otherwise considered by the Administrator, and regardless of whether claims, issues or matters that are not listed above are of greater significance or relevance. The exhaustion requirement of this Section 12.8 shall apply even if the Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such claim, issue or matter, and in which case the Administrator (upon notice of the claim, issue or matter) shall either promptly establish such claims procedures or shall apply (or act by analogy to) the claims procedures of Section XII that apply to claims for benefits. Upon review by any court or other tribunal, this exhaustion requirement is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to effect this intent should be taken).

12.9    Any claim or action that is filed in court against or with respect to the Plan, Administrator, or Employer must be filed within the applicable time frame that relates to the claim or action, as follows:
(a)Claims or actions for Severance Pay Benefits must be filed within two (2) years of the later of the date the Participant received the Severance Pay Benefits or the date of the Claimant’s Separation from Service.
(b)For all other claims or actions, the claim or action must be filed within two (2) years of the date when the Claimant knew or should have known of the actions or events that gave rise to the claim or action.
Any claim or action filed after the applicable time frame stated above will be void.
12.10    Any claim or action in connection with the Plan must be filed in the United States District Court of the Northern District of Georgia.
12.11    If a claim for benefits arises during the twenty-four (24)-month period following the date of a Change in Control, the Company shall pay or reimburse Executive for all reasonable costs (including reasonable legal fees) incurred by the Executive to enforce his rights under this Plan if the Executive prevails on at least one material issue with respect to such claims.
SECTION XIII
Construction and Expense
13.1    Whenever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any term in the singular may include the plural.
13.2    All expenses of administering the Plan shall be paid by the Company unless provided herein to the contrary.
13.3    The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, except to the extent preempted by ERISA.
13.4     An Executive may not rely upon any oral statement regarding the Plan.
13.5    This Plan and any properly adopted amendments shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors, and assignees and on all Beneficiaries of the Participant.
13.6     Service of legal process may be made upon the Administrator at the Company headquarters or upon such other person as may be designated by the Company for this purpose.
13.7     The records of the Plan will be maintained on the basis of a year that begins each January 1 and ends the next following December 31.
13.8    The Company intends that all benefits provided under this Plan shall either be exempt from or comply with Section 409A. However, the Administrator shall operate this Plan in accordance with the requirements of Section 409A and the corresponding Department of Treasury guidance with respect to those benefits provided under this Plan that are, in fact, subject to Section 409A. In order to ensure compliance with Section 409A, the provisions of this Section 13.8 shall govern in all cases over any contrary or conflicting provision in the Plan.

(a)It is the intent of this Plan to comply with the requirements of Section 409A and the corresponding Department of Treasury guidance with respect to any nonqualified deferred compensation subject to Section 409A, and any ambiguities in the Plan will be interpreted and this Plan will be applied to comply with these requirements with respect to such compensation.
(b)To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until the Participant incurs a “separation from service” under Section 409A(a)(2)(A)(i) (a “409A Separation from Service”). In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her 409A Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six (6) months following, the Participant’s 409A Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six (6) months following the date of the Participant’s 409A Separation from Service or, if earlier, the date of the Participant’s death.
(c)Each installment payment payable under Section 5.1, 5.2 or 5.3 above is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within two and one-half (2-1/2) months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A; each other payment is intended to be exempt under the two-times compensation exemption of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of that exemption specified in the regulation; and each payment that is not exempt from Section 409A shall be subject to delay (if necessary) in accordance with subsection (b) above.
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IN WITNESS WHEREOF, this Plan has been executed by a duly authorized officer of the Company to be effective as of the Effective Date.
THE AARON’S COMPANY, INC.
By: _________________________
Title: EVP, Chief Financial Officer

[Signature Page to Executive Severance Pay Plan of The Aaron’s Company, Inc.]

EXHIBIT A
Specifically Designated
Executives
None.

EXHIBIT B
Participating Employers
As of November 8, 2022:
1.Aaron’s, LLC
2.Woodhaven Furniture Industries, LLC

Effective January 1, 2023:

3.BrandsMart U.S.A.